                                  UMB Financial Corporation Announces Third Quarter 2003 Earnings

Kansas City, Mo. - UMB Financial Corporation (NASDAQ: UMBF), a Kansas City-based multi-bank holding company, announced earnings of
$13.2 million or $0.61 per share for the quarter ended September 30, 2003.  This is an increase of $1.7 million or 15.2 percent over the 2002 third quarter earnings of $11.5 million or $0.52 per share.  The increase in earnings compared to the third quarter of 2002 is a result of higher noninterest income, lower noninterest expense and lower provisions for loan losses made possible by the strong quality of the loan portfolio.  These improvements mitigated the lower average yields in the loan and securities portfolios.  Noninterest income continued to increase for the quarter ended September 30, 2003, compared to the third quarter of
2002 due primarily to higher service charge income, higher trading and investment banking fees and the company's ongoing focus on growing its fee-based business.  Net interest margin was 3.51 percent for the third quarter ended September 30, 2003, compared to
3.57 percent for the same period in 2002.

"I'm pleased to report that we have returned to a positive earnings momentum as the company's third quarter 2003 earnings have improved over its third quarter 2002 earnings," said R. Crosby Kemper III, chairman and CEO of UMB Financial Corporation.  "This is especially good news for the company and its shareholders as we've been able to do this in face of continued compression in our net interest margin.  In addition, our focus on expense control continues to pay off as noninterest expense for the nine months ended September 30, 2003, is down over the same period in 2002.  Finally, we have begun to see an upturn in our trust and mutual fund servicing related revenues largely fueled by an increase in our customer base and a stronger equities market."

Noninterest expense remained flat in the third quarter of 2003 compared to the same period in 2002.  A 4.8 percent decrease in salary and benefit costs was offset by increases in costs related to the company's new mortgage loan program as well as a loss on the sale of OREO property.  The company reported lower income taxes of $1.3 million in the quarter ended September 30, 2003, compared to $3.0 million in the same quarter last year.  For the first nine months of 2003, the company reported net income of
$41.2 million or $1.89 per share, compared to $45.0 million or $2.04 per share in the first nine months of 2002.

For the third quarter of 2003, net interest income declined 5.6 percent to $49.6 million compared to $52.5 million for the third quarter of 2002.  Noninterest income for the third quarter of 2003 totaled $59.5 million, compared to $57.6 million for the same period in 2002, an increase of 3.2 percent.  Noninterest expense remained flat at $91.64 million for the third quarter of 2003, compared to  noninterest expenses of $91.60 million reported for the third quarter of 2002.

For the nine months ended September 30, 2003, net interest income declined 9.8 percent to $149.7 million compared to $166.0 million for the nine months ended September 30, 2002.  Noninterest income increased by 1.0 percent to $177.6 million for the nine months ended September 30, 2003, compared to $175.9 million for the same period in 2002.  Noninterest expense for the nine months ended September 30, 2003, was $266.0 million compared to $271.6 million for the same period in 2002, a decline of 2.1 percent.

                                                               -more-

The company recorded a provision for loan losses of $2.9 million in the third quarter of 2003 and $9.9 million for the nine months of 2003.  This compares to a provision of $3.9 million for the third quarter ended September 30, 2002, and $10.5 million for the nine months ended September 30, 2002.  Also, the company recorded net loan recoveries of $0.23 million for the third quarter ended
September 30, 2003, and net loan charge-offs of $3.86 million for the nine months ended September 30, 2003.  This compares to net loan charge-offs of $5.30 million for the third quarter of 2002 and $8.88 million for the nine months ended September 30, 2002.

For the nine months ended September 30, 2003, average loans were $2.57 billion compared to $2.66 billion for the same period in
2002.  Average deposit totals decreased to $5.31 billion for the nine months ended September 30, 2003, compared to $5.62 billion for the same period in 2002.  As of September 30, 2003, UMB had total shareholders' equity of $808 million - a 1.0 percent increase from the prior year.  The company's equity to assets ratio as of September 30, 2003 was 11.50 percent.

The quality of the company's loan portfolio remains high as nonperforming loans at September 30, 2003, totaled $19.2 million compared to $27.2 million a year earlier.  As a percentage of total loans, nonperforming loans decreased to 0.7 percent of total loans as of September 30, 2003, from 1.0 percent of total loans a year earlier.  Nonperforming loans are defined as nonaccrual loans and loans more than 90 days past due.  The company's allowance for loan losses totaled $43.3 million, or 1.64 percent of total loans as of September 30, 2003.  As of September 30, 2003, the allowance for loan losses was 225 percent of nonperforming loans, compared to 137 percent one year earlier.

The company increased its regular quarterly dividend by $.01 to $.21 with the first dividend to be paid on January 2, 2004, to shareholders of record as of the close of business on December 12, 2003.

About UMB
UMB Financial Corporation is a multi-bank holding company headquartered in Kansas City, Missouri, offering complete banking and related financial services to both individual and business customers.  Its banking subsidiaries own and operate 156 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska.  Subsidiaries of the holding company and the lead bank, UMB Bank, n.a., include an investment services group based in Milwaukee, Wisconsin, a trust management company in South
Dakota, and single-purpose companies that deal with brokerage services, consulting services, leasing, venture capital and insurance.

Forward-Looking Statements
This release contains forward-looking statements of expected future developments.  We wish to ensure such statements are accompanied by meaningful cautionary statements pursuant to safe harbor established by the Private Securities Litigation Reform
Act of 1995.  The forward-looking statements in the release refer to the expectations regarding continuing operating improvement and other matters.  These forward-looking statements reflect management's expectations and are based on currently available data;
however, actual results are subject to future events and uncertainties, which could materially affect actual performance.  Our future performance involves a number of risks and uncertainties.  Risks and uncertainties that could affect such performance include, but are not limited to: changing loan demand, the ability of customers to repay loans, changes in consumer saving habits, increases in employee costs, changes in interest rates, competition, and changes in economic conditions or regulatory requirements.  Any forward-looking statements should be read in conjunction with information about risks and uncertainties set forth in the company's Securities and Exchange Commission reports, including its annual report and Form 10-K for the year ended
December 31, 2002.

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